FOR IMMEDIATE RELEASE	www.quintiles.com

CONTACT:	Pat Grebe, Media Relations (media.info@quintiles.com) Greg Connors, Investor Relations (invest@quintiles.com) 919 998 2000
QUINTILES COMMENCES TENDER OFFER FOR OUTSTANDING 10% SENIOR
SUBORDINATED NOTES DUE 2013 AND 11.5% SENIOR DISCOUNT NOTES DUE 2014
RESEARCH TRIANGLE PARK, N.C. — March 3, 2006 — Quintiles Transnational Corp. today announced that it and Pharma Services Intermediate Holding Corp. (“Holding;” each of Holding and Quintiles, is referred to as a “Company”) have commenced a cash tender offer for any and all of Quintiles’ outstanding $450.0 million aggregate principal amount 10% senior subordinated notes due 2013 (CUSIP Nos. 748767 AE0 and 748767 AD2) (the “Subordinated Notes”) and any and all of Holding’s outstanding $219.0 million aggregate principal amount at maturity 11.5% senior discount notes due 2014 (CUSIP No. 71711W AB6) (the “Discount Notes”). The Subordinated Notes and the Discount Notes are collectively referred to as the “Notes.” In connection with the cash tender offer, each Company is also soliciting consents to amend the indentures under which the respective Notes were issued to eliminate or make less restrictive most of the restrictive covenants contained in the indentures and amend certain related provisions.
The tender offer and consent solicitation is being made pursuant to the terms and conditions described in the Companies’ Offer to Purchase and Consent Solicitation, dated March 3, 2006, and the Letter of Transmittal. Under the terms of the tender offer, the total consideration for each $1,000 principal amount of Subordinated Notes tendered and accepted in the tender offer will be $1,156.25, plus accrued and unpaid interest to, but excluding, the payment date, and the total consideration for each $1,000 principal amount at maturity of Discount Notes tendered and accepted in the tender offer will be $901.25. No accrued interest will be paid with respect to the Discount Notes. The total consideration includes a consent payment of $30.00 per $1,000 principal amount of Subordinated Notes and $30.00 per $1,000 principal amount at maturity of Discount Notes, and is only payable to holders who validly tender their Notes and validly deliver their consents on or prior to 5:00 p.m., New York City time, on Thursday, March 16, 2006 (the “Consent Payment Deadline”). Holders who validly tender their Notes after the Consent Payment Deadline and prior to the expiration of the tender offer will receive the total consideration less the consent payment, or $1,126.25 per $1,000 principal amount of Subordinated Notes and $871.25 per $1,000 principal amount at maturity of Discount Notes. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 30, 2006, unless extended, amended or earlier terminated by the Companies in their sole discretion.
Prior to the expiration of the tender offer, upon satisfaction or waiver of the conditions to the tender offer, each Company may, at its option, accept and pay for Notes tendered. However, the Companies do not currently anticipate paying for Notes tendered prior to the expiration of the tender offer. Holders of Subordinated Notes, but not Discount Notes, will be paid accrued and unpaid interest up to but not including the applicable date of payment.
Each Company’s obligation to consummate the tender offer is conditioned upon the satisfaction of certain conditions, including without limitation, (i) Quintiles having borrowed funds sufficient to purchase the Notes tendered and pay the related consent payments and fees and expenses in connection therewith prior to expiration of the tender offer, (ii) with respect to the Subordinated Notes, holders of Subordinated Notes representing not less than a majority in principal amount of the outstanding Subordinated Notes having tendered their Notes and delivered their consents, (iii) with respect to the Discount Notes, holders of Discount Notes representing not less than a majority in principal amount at maturity of the outstanding Discount Notes having tendered their Notes and delivered their consents, (iv) the execution of a supplemental indenture to each indenture implementing the proposed amendments to that indenture, (v) with respect to the Subordinated Notes, the completion of the tender offer for the Discount Notes and (vi) with respect to the Discount Notes, the completion of the tender offer for the Subordinated Notes. Full details of the terms and conditions of the tender offer are included in the Companies’ Offer to Purchase and Consent Solicitation Statement dated March 3, 2006.
The Companies have engaged Citigroup Corporate and Investment Banking to act as dealer manager in connection with the tender offer. Questions regarding the tender offer may be directed to Citigroup at (800) 558-3745 (toll-free) and (212) 723-6106 (collect). Requests for documentation may be directed to Global Bondholder Services Corporation, the tender agent and information agent for the tender offer, at (866) 873-7700 (toll free) or (212) 430-3774.
This press release does not constitute an offer to buy, the solicitation of an offer to sell or the solicitation of consents with respect to the Notes. In accordance with any state securities laws applicable to the tender offer in the United States which require the tender offer to be made to the public by a licensed broker or dealer, the tender offer shall be deemed to be made to the holders of Notes residing in those states by Citigroup on behalf of the Companies. The tender offer and solicitation of consents is made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated March 3, 2006.
About Quintiles
Quintiles is the global leader in pharmaceutical services. We improve healthcare worldwide by providing innovative, quality professional expertise, market intelligence and partnering solutions to meet the dynamic needs of the pharmaceutical, biotechnology and healthcare industries. Quintiles has 16,000 specialized employees and offices in 50 countries. For more information visit the company’s Web site at www.quintiles.com.
Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, the possibility that Quintiles may not be able to secure financing on terms acceptable to Quintiles prior to the expiration of the tender offer or otherwise obtain funds sufficient to purchase the Notes tendered and pay the related consent payments and fees and expenses in connection therewith. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs. Any forward-looking statements are as of the date hereof, and we have no duty to update them if our views later change.
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